Exhibit 99.1

	Contacts:	Todd Hornbeck, CEO
NEWS RELEASE		Jim Harp, CFO
09-007		Hornbeck Offshore Services
(985) 727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / (713) 529-6600

HORNBECK OFFSHORE ANNOUNCES

PROPOSED OFFERING OF $200 MILLION OF SENIOR NOTES

August 12, 2009 – Covington, LA – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it intends to offer, subject to market and other conditions, approximately $200.0 million aggregate principal amount of senior notes due 2017 (the “Senior Notes”) through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Company intends to use the net proceeds from the sale of the Senior Notes to repay debt under its revolving credit facility, which may be reborrowed. Any remaining net proceeds will be used for general corporate purposes, which may include the retirement of other debt. Because the Senior Notes will not be registered under the Securities Act or applicable state securities laws, the Senior Notes may not be offered or sold in the United States absent registration or available exemption from such registration requirements. This news release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006